As filed with the Securities and Exchange Commission on September 14, 2018

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TUCSON ELECTRIC POWER COMPANY

(Exact name of registrant as specified in its charter)

Arizona	4911	86-0062700
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

88 E. Broadway Boulevard, Tucson, Arizona, 85701

(520) 571-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Todd C. Hixon Esq. Vice President, General Counsel and Chief Compliance Officer Tucson Electric Power Company 88 E. Broadway Boulevard Tucson, Arizona, 85701 (520) 571-4000	Frank P. Marino Vice President and Chief Financial Officer Tucson Electric Power Company 88 E. Broadway Boulevard Tucson, Arizona, 85701 (520) 571-4000

(Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)

Copies to:

John T. Hood, Esq.

Sean M. Donahue, Esq.

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, New York 10178

(212) 309-6281

Approximate date of commencement of proposed sale to the public: As soon as practical after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price	Amount of registration fee(1)
% Notes due	$300,000,000	$37,350.00

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 14, 2018

PRELIMINARY PROSPECTUS

$

Tucson Electric Power Company

% Notes due

We are offering $         aggregate principal amount of our     % notes due             , which we refer to as the notes. Interest on the notes will be payable semi-annually in arrears on each              and             , beginning             , 2019, and at maturity (the “notes”). The notes will mature on             .

We may redeem the notes at any time or from time to time, in whole or in part, at the applicable redemption price as described in this prospectus under the heading “Description of Notes—Optional Redemption.”

The notes will be our direct unsecured and unsubordinated general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to any subordinated debt that we may issue in the future and will effectively be junior to any of our existing and future secured debt to the extent of the value of the collateral securing such secured debt.

The notes will initially be represented by one or more global certificate(s) deposited with or on behalf of The Depository Trust Company (“DTC”) and registered in the name of DTC’s nominee, Cede & Co. Beneficial interests in the global certificate(s) will be exchangeable for definitive securities only in limited circumstances. The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or to arrange for the notes to be quoted on any automated system.

Investing in the notes involves risks. See “Risk Factors,” beginning on page 8 of this prospectus, and “Cautionary Note Regarding Forward-Looking Statements,” beginning on page 2 of this prospectus.

	PER NOTE	TOTAL
Public Offering Price(1)
Underwriting Discount
Proceeds to Tucson Electric Power Company (Before Expenses)

(1)	Plus accrued interest from , 2018, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes in book-entry form only through the facilities of DTC for the benefit of its participants, including Clearstream Banking, S.A. and Euroclear Bank S.A./N.V., against payment in New York, New York, on or about             , 2018.

MUFG	Scotiabank	US Bancorp

The date of this prospectus is             , 2018.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY NOTES OFFERED HEREBY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES IMPLY THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS OR THAT THE INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

i

ABOUT THIS PROSPECTUS

This prospectus, any free writing prospectus and any other written communication from us or the underwriters specifying the final terms of the offering contain and incorporate by reference information you should consider when making your investment decision. We have not, nor have any underwriters or dealers, authorized anyone else to provide you with different information about us or the notes. We are not, nor are any underwriters or dealers, making an offer of the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus or any other written communication from us or the underwriters specifying the final terms of the offering is accurate as of any date other than the date on the front of those documents or that the documents incorporated by reference in this prospectus or any free writing prospectus or any other written communication from us or the underwriters specifying the final terms of the offering are accurate as of any date other than the date those documents were filed with the Securities and Exchange Commission (“SEC”). Our business, financial condition, results of operations and prospects may have changed since these dates.

ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file reports and other information with the SEC in accordance with the information requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such reports and other information can be inspected and copied at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC and the address of that site is http://www.sec.gov.

The reports and other information that Tucson Electric Power Company (“TEP” or the “Company”) files with the SEC are also available through our website at http://www.tep.com. A link from TEP’s website to these SEC filings is accessible as follows: at the bottom of TEP’s main page, select Investor Information, then select SEC filings. TEP is providing the address of TEP’s website solely for the information of investors and does not intend the address to be an active link. No information available on our website, other than the reports we file with the SEC pursuant to the Exchange Act, is a part of this prospectus.

INCORPORATION BY REFERENCE

The rules of the SEC allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC, excluding, in each case, information deemed furnished and not filed. These documents contain important information about TEP. The following documents are incorporated by reference into this prospectus:

•

Annual report on Form 10-K for the year ended December 31, 2017 (as filed on February 15, 2018, and amended by Amendment No. 1 thereto on Form 10-K/A filed on February 27, 2018, as so amended the “2017 Form 10-K/A”); and

•	Quarterly reports on Form 10-Q for the periods ended March 31, 2018 and June 30, 2018 (as filed on May 1, 2018 and July 31, 2018, respectively).

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Tucson Electric Power Company

88 E. Broadway Boulevard

Tucson, Arizona 85701

Telephone: (520) 571-4000

Email: jbarnes@tep.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such forward-looking statements involve risks and uncertainties. TEP is including the following cautionary statements to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by TEP in this prospectus. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, future economic conditions, future operational or financial performance and underlying assumptions, and other statements that are not statements of historical facts. Forward-looking statements may be identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “predicts,” “potential,” “projects,” “would,” and similar expressions. From time to time, we may publish or otherwise make available forward-looking statements of this nature. All such forward-looking statements, whether written or oral, and whether made by or on behalf of TEP, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany the forward-looking statements. In addition, TEP disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this prospectus, except as may otherwise be required by the federal securities laws.

Forward-looking statements involve risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed therein. We express our estimates, expectations, beliefs, and projections in good faith and believe them to have a reasonable basis. However, we make no assurances that management’s estimates, expectations, beliefs, or projections will be achieved or accomplished. We have identified the following important factors that could cause actual results to differ materially from those discussed in our forward-looking statements. These may be in addition to other factors and matters discussed in “Risk Factors”, beginning on page 8 of this prospectus; Part I, Item 1A. Risk Factors of our 2017 Form 10-K/A; Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our 2017 Form 10-K/A; and other parts of this prospectus. These factors include: state and federal regulatory and legislative decisions and actions, including changes in tax policies; changes in, and compliance with, environmental laws and regulatory decisions and policies that could increase operating and capital costs, reduce generation facility output or accelerate generation facility retirements; regional economic and market conditions that could affect customer growth and energy usage; changes in energy consumption by retail customers; weather variations affecting energy usage; the cost of debt and equity capital and access to capital markets and bank markets; the performance of the stock market and a changing interest rate environment, which affect the value of our pension and other postretirement benefit plan assets and the related contribution requirements and expenses; the potential inability to make additions to our existing high voltage transmission system; unexpected increases in operations and maintenance expense; resolution of pending litigation matters; changes in accounting standards; changes in our critical accounting policies and estimates; the ongoing impact of mandated energy efficiency and distributed generation initiatives; changes to long-term contracts; the cost of fuel and power supplies; the ability to obtain coal from our suppliers; cyber-attacks, data breaches, or other challenges to our information security, including our operations and technology systems; the performance of TEP’s generation facilities; and the impact of recent legislation commonly known as the Tax Cuts and Jobs Act on our financial condition and results of operations, including the assumptions we make relating thereto.

SUMMARY

The following summary information is qualified in its entirety by the information contained elsewhere in this prospectus, in the documents incorporated by reference herein and in the indenture (as defined below).

TEP and its predecessor companies have served the greater Tucson metropolitan area for 125 years. TEP was incorporated in the State of Arizona in 1963. TEP is a regulated electric utility company serving approximately 424,000 retail customers. TEP’s service territory covers 1,155 square miles and includes a population of over one million people in Pima County, as well as parts of Cochise County. TEP’s principal business operations include generating, transmitting, and distributing electricity to its retail customers. In addition to retail sales, TEP sells electricity, transmission, and ancillary services to other utilities, municipalities, and energy marketing companies on a wholesale basis. TEP is subject to comprehensive state and federal regulation. The regulated electric utility operation is TEP’s only business segment.

TEP is a wholly-owned subsidiary of UNS Energy Corporation (“UNS Energy”), a utility services holding company. In 2014, UNS Energy was acquired by Fortis Inc. and became an indirect wholly-owned subsidiary of Fortis which is a leader in the North American electric and gas utility business.

Our principal executive offices are located at 88 E. Broadway Boulevard, Tucson, Arizona, 85701. Our telephone number is (520) 571-4000.

Summary of the Offering

Issuer	Tucson Electric Power Company.

Securities Offered	We are offering $ aggregate principal amount of our % notes due .

Maturity Date	The notes will mature on .

Interest Rate	Interest on the notes will accrue at a rate of % per annum.

Interest Payment Dates	Interest on the notes will accrue from the interest accrual date set forth on the cover of this prospectus and will be payable semi-annually in arrears on each and , beginning on , 2019, and at maturity.

Optional Redemption	We may redeem the notes at any time or from time to time, in whole or in part, at the applicable redemption price as described under the heading “Description of Notes—Optional Redemption” herein.

Security and Ranking	The notes will be our direct unsecured and unsubordinated general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to any subordinated debt that we may issue in the future and will effectively be junior to any of our existing and future secured debt to the extent of the value of the collateral securing such secured debt. See “Description of Notes—Ranking” herein.

Limitation on Secured Debt	As long as the notes are outstanding, we will not create, issue, incur or assume any debt secured by a lien upon any of our property (other than Excepted Property, as described below), except for certain permitted secured debt, unless the notes are also secured by that lien. See “Description of Notes—Limitation on Secured Debt” herein.

Sinking Fund	There is no sinking fund for the notes.

Additional Issuances	We may, from time to time, without the consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes in all respects

(except for the issue date, public offering price and, if applicable, the first interest payment date), so that the additional issuance is consolidated and forms a single series with the previously outstanding notes.

Form and Denomination	The notes will be represented by one or more global certificate(s) deposited with, or on behalf of, DTC or its nominee. See “Description of Notes—Book-Entry System; Delivery and Form” herein. The notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds	We intend to use the net proceeds from this offering to repay (i) $100 million of tax-exempt local furnishing bonds maturing in 2032 and which are subject to mandatory purchase in November 2018; (ii) $36.7 million of tax-exempt pollution control bonds maturing in 2032, which are backed by a letter of credit expiring in February 2019; and (iii) amounts outstanding under our revolving credit facility, with any remaining balance to be applied to general corporate purposes. See “Use of Proceeds” herein.

Conflicts of Interest	The underwriters or their respective affiliates are lenders under our revolving credit facility, which we intend to repay using a portion of the net proceeds of this offering. As a consequence, the underwriters or their respective affiliates are expected to receive more than 5% of the net proceeds of the offering and, accordingly, are deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). As a result, the underwriters will conduct the distribution of the notes in accordance with FINRA Rule 5121 and will not confirm sales to an account over which they exercise discretionary authority without first receiving specific written approval from the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” herein.

Risk Factors	You should carefully read and consider the information in the “Risk Factors” section beginning on page 8 and in the 2017 Form 10-K/A, in addition to matters set forth elsewhere in this prospectus.

Trustee and Paying Agent	U.S. Bank National Association (the “Trustee”).

Governing Law	The notes and the indenture, dated as of November 1, 2011, between us and the Trustee, and the officer’s certificate supplementing the indenture and establishing the terms of the notes (which we collectively refer to herein as the indenture), will be governed by, and construed in accordance with, the laws of the State of New York.

RISK FACTORS

Investing in the notes involves certain risks. Before making an investment decision, you should carefully consider the risks described below as well as other information we include or incorporate by reference in this prospectus. In particular, you should carefully consider the information in Item 1A. “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case contained in our 2017 Form 10-K/A, which is incorporated by reference in this prospectus. You should also be aware that new risks may emerge in the future at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial condition, results of operations or performance. Each of the risks described could result in a decrease in the value of the debt securities and your investment therein.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

For a discussion of these risks please see the risk factors contained under the caption “Item 1A. Risk Factors” in our 2017 Form 10-K/A.

RISKS RELATED TO THIS OFFERING

We may be able to issue substantially more debt.

The indenture does not limit the amount of unsecured indebtedness we may issue. The indenture also permits us to incur secured debt, subject to certain limitations, as described further under “Description of Notes—Limitation on Secured Debt” herein.

In the case of a bankruptcy or insolvency, holders of our secured indebtedness, if any, and other secured obligations will have a prior secured claim to any collateral securing such indebtedness or other obligations.

Holders of our secured indebtedness, if any, will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Our rights to incur secured indebtedness are described under “Description of Notes—Limitation on Secured Debt.”

Accordingly, in the case of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have a prior claim to those of our assets that constitute their collateral. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured and unsubordinated indebtedness that is deemed to be of the same class as the notes, and potentially with all our other general creditors, based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes.

If an active trading market does not develop for the notes, you may be unable to sell the notes or to sell them at a price you deem sufficient.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or to arrange for the notes to be quoted on any automated system. We provide no assurance as to:

•	the liquidity of any trading market that may develop for the notes;

•	the ability of holders to sell their notes; or

•	the price at which holders would be able to sell their notes.

Even if a trading market develops, the notes may trade at higher or lower prices than their principal amount or purchase price. If a market for the notes does not develop, purchasers may be unable to resell the notes for an extended period of time. Consequently, a holder of notes may not be able to liquidate its investment readily, and the notes may not be readily accepted as collateral for loans. In addition, market-making activities will be subject to restrictions under the Securities Act and the Exchange Act.

CAPITALIZATION

You should read the information set forth below as to our consolidated capitalization in conjunction with our historical financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus.

	June 30, 2018
	(Dollars in thousands)
Common Stockholder’s Equity	$1,745,883	53.8%
Capital Lease Obligations (excluding current obligations)	182,630	5.6%
Long-Term Debt, Net	1,318,398	40.6%

Total Capitalization	$3,246,911	100%

SELECTED FINANCIAL DATA

You should read our selected financial data set forth below in conjunction with our historical consolidated financial statements and the related notes and other financial information contained in the documents incorporated by reference into this prospectus.

(in thousands)	2017	2016	2015	2014	2013	Six Months Ended June 30, 2018
Income Statement Data
Operating Revenues	$1,340,935	$1,234,995	$1,306,544	$1,269,901	$1,196,690	$629,336
Net Income	176,668	124,438	127,794	102,338	101,342	81,400
Balance Sheet Data
Total Utility Plant, Net	$3,768,702	$3,782,806	$3,558,229	$3,425,190	$2,944,455	$4,012,603
Total Assets	4,590,249	4,449,989	4,249,478	4,119,830	3,482,860	4,881,155
Long-Term Debt, Net	1,354,423	1,453,072	1,451,720	1,361,828	1,213,367	1,318,398
Non-Current Capital Lease Obligations	28,519	39,267	55,324	69,438	131,370	182,630

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read those ratios in connection with our consolidated financial statements, including the notes to those statements incorporated by reference in this prospectus.

	Twelve Months Ended						Six Months Ended
	December 31, 2013	December 31, 2014	December 31, 2015	December 31, 2016	December 31, 2017	June 30, 2018	June 30, 2018
Ratio of Earnings to Fixed Charges(1)	2.67	2.56	3.74	3.69	5.06	4.60	3.73

(1)

For purposes of this computation, earnings are defined as pre-tax earnings from continuing operations before minority interest, or income/loss from equity method investments, plus interest expense and amortization of debt discount and expense related to indebtedness. Fixed charges are interest expense (before deducting capitalized interest), including amortization of debt discount, interest on operating lease payments, and expense on indebtedness, including capital lease obligations.

USE OF PROCEEDS

We estimate that our net proceeds from the issuance and sale of the notes, after deducting the underwriting discount and estimated offering expenses payable by us, will be approximately $             million. We intend to use the net proceeds from this offering to repay (i) $100 million of tax-exempt local furnishing bonds maturing in 2032 and which are subject to mandatory purchase in November 2018; (ii) $36.7 million of tax-exempt pollution control bonds maturing in 2032, which are backed by a letter of credit expiring in February 2019; and (iii) amounts outstanding under our revolving credit facility, with any remaining balance to be applied to general corporate purposes.

As of August 31, 2018, the local furnishing bonds had an interest rate of 2.51%. In 2017, the weighted average interest rate of the local furnishing bonds was 1.41%. As of August 31, 2018, the interest rate (including letter of credit fees and remarketing fees) on the pollution control bonds was 2.50%. In 2017, the weighted average interest rate (including letter of credit fees and remarketing fees) of the pollution control bonds was 1.76%. As of August 31, 2018, we had $15 million outstanding on our revolving credit facility bearing an interest rate of 3.07%. In 2017, the weighted average interest rate on amounts outstanding under our revolving credit facility was 2.72%.

DESCRIPTION OF NOTES

The following description is a summary of certain of the terms of the notes and the indenture. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirely by reference to, the indenture and the form of certificates evidencing the notes, which are available upon request from us, and the Trust Indenture Act of 1939, as amended. Capitalized terms that are used in the following summary but not defined have the meanings given to those terms in the indenture.

In this “Description of Notes” section, references to “we,” “our” and “us” mean Tucson Electric Power Company excluding, unless otherwise expressly stated, its subsidiaries.

General

We are offering $                 million aggregate principal amount of our     % notes due                     .

We will issue the notes as a series of debt securities under the indenture. The notes and all other debt securities issued under the indenture are collectively referred to herein as “Indenture Securities.” The specific terms of each series of Indenture Securities, including the notes, will be established by an officer’s certificate or a supplemental indenture. For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate relating to the notes.

The indenture permits us to issue an unlimited amount of Indenture Securities from time to time in one or more series. All Indenture Securities of any one series need not be issued at the same time, and, unless restricted, a series may be reopened for issuances of additional Indenture Securities of such series. This means that we may from time to time, without the consent of the holders of the outstanding notes, create and issue further Indenture Securities having the same terms and conditions as the notes in all respects, except for the issue date, public offering price and, if applicable, the initial interest payment date. These additional Indenture Securities will be consolidated with, and will form a single series with, the previously outstanding notes.

The notes will be issued in fully registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be denominated and payable in U.S. dollars.

The notes will be issued in book-entry form and will be evidenced by a registered global certificate or certificates without coupons, which we sometimes refer to as the “global securities,” registered in the name of Cede & Co., as nominee for DTC. Holders of interests in global securities will not be entitled to receive notes in definitive certificated form registered in their names except in the limited circumstances described below. See “—Book-Entry System; Delivery and Form” for a summary of selected provisions applicable to the depositary arrangements.

The notes will not be subject to a sinking fund and will not be subject to redemption or purchase by us prior to maturity at the option of holders. The indenture does not contain any provisions that are intended to protect holders of notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control. Except for the limitations on the issuance of secured debt described under “—Limitation on Secured Debt” below, the indenture does not limit the incurrence of debt by us or any of our subsidiaries. We or our affiliates may at any time and from time to time purchase some or all of the notes at any price or prices, whether by tender, in the open market, by private arrangement or otherwise, subject to applicable law.

Interest and Interest Payment Dates

Interest on the notes will:

•	be paid at the rate of % per annum;

•	be payable in U.S. dollars;

•	be payable semi-annually in arrears on and of each year, beginning , 2019, and at maturity;

•	be computed on the basis of a 360-day year consisting of twelve 30-day months and for any interest period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	originally accrue from, and include, the interest accrual date set forth on the cover of this prospectus; and

•

be paid to the Persons in whose names the notes are registered at the close of business on the Business Day immediately preceding such interest payment date so long as all of the notes of that series remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date with respect to any notes that do not remain in book-entry only form.

We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the notes at the applicable rate then borne by the notes to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.

If an interest payment date, a redemption date or the maturity date falls on a day that is not a Business Day, then the payment of principal, premium, if any, or interest, as the case may be, due on that date need not be made on that date, but may be made on the next succeeding Business Day with the same force and effect as if made on that interest payment date, redemption date or maturity date, as the case may be, and no interest will accrue for the period after that date.

Ranking

The notes will be our direct unsecured and unsubordinated general obligations and will rank equally with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to any subordinated debt that we may issue in the future and will be junior to our existing capital lease obligations and any future secured debt to the extent of the value of the collateral securing such lease obligations and any future secured debt. The indenture does not limit the amount of debt that may be issued under the indenture or the amount of any other debt that would rank pari passu with the notes. Limitations on the issuance of secured debt are described under “—Limitation on Secured Debt” below.

Optional Redemption

At any time prior to                     , we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed, and

•

as determined by the Independent Investment Banker the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (assuming, for this purpose, that the notes were stated to mature on                     ) (excluding the portion of any such interest accrued to the redemption date), discounted (for purposes of determining such present values) to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus    %,

plus, in each case, accrued and unpaid interest thereon to the redemption date.

At any time on or after                    , we may redeem the notes, in whole or in part, on not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

If less than all of the notes are to be redeemed at our option, the Trustee will select, in a manner it deems fair and appropriate, the notes or portions of the notes to be redeemed. However, if, as indicated in an officer’s certificate, we have offered to purchase all or any principal amount of the notes then outstanding, and less than all of the notes as to which such offer was made have been tendered to us for such purchase, the Trustee, if so directed by us, will select for redemption all or any principal amount of such notes that have not been so tendered.

Upon payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Certain Definitions

“Adjusted Treasury Rate” means, with respect to any redemption date:

(1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the remaining term of the notes (assuming, for this purpose, that the notes were stated to mature on                     ), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

(2) if such release (or any successor release) is not published during the week preceding the calculation date for the Adjusted Treasury Rate or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Trustee is closed for business.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes (assuming, for this purpose, that the notes were stated to mature on                     ) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of five Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers that we appoint to act as the Independent Investment Banker from time to time or, if any of such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer appointed by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Conditional Notice of Redemption

If at the time notice of redemption is given, the redemption moneys are not on deposit with the Trustee, then the redemption may be made subject to receipt of such monies by the Trustee on or before the redemption date, and such notice shall be of no effect unless such moneys are received.

Payment and Paying Agents

Interest on the notes payable on each interest payment date will be paid to the Person in whose name that note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the notes of the same series as that note remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the notes of that series do not remain in book-entry only form. However, interest payable at maturity will be paid to the Person to whom the principal is paid. If there has been a default in the payment of interest on any note, other than at maturity, the defaulted interest may be paid to the holder of such note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest and not less than 10 days after receipt by the Trustee of the notice of the proposed payment.

Principal, premium, if any, and interest on the notes at maturity will be payable upon presentation of the notes at the corporate trust office of U.S. Bank National Association, in the City of New York, as

our paying agent. We may change the place of payment on the notes, and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion after giving prompt written notice to the Trustee and prompt notice to the holders.

We will pay principal, premium, if any, and interest due on the notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the notes as described under “—Book-Entry System; Delivery and Form.”

Registration and Transfer

The transfer of notes may be registered, and notes may be exchanged for other notes of the same series, of authorized denominations and with the same terms and principal amount, at the offices of the Trustee in the City of New York. We may change the place for registration of transfer and exchange of the notes and may designate additional places for registration and exchange after giving prompt written notice to the Trustee and prompt notice to the holders. No service charge will be made for any transfer or exchange of the notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any notes during the 15 days before giving any notice of redemption, (b) any note during the 15 days before an interest payment date or (c) any note selected for redemption except the unredeemed portion of any note being redeemed in part.

Limitation on Secured Debt

So long as any Indenture Securities of any series remain outstanding with respect to which this covenant is specified as benefitting, we will not create, issue, incur or assume any Secured Debt other than Permitted Secured Debt (in each case as defined below); provided, that this covenant will not prohibit the creation, issuance, incurrence or assumption of any Secured Debt if either:

(a)    we make effective provision whereby all Indenture Securities then outstanding shall be secured equally and ratably with such Secured Debt through the Release Date (as defined below); or

(b)    we deliver to the Trustee to hold through the Release Date bonds, notes or other evidences of indebtedness secured by the Lien (as defined below), which secures such Secured Debt in an aggregate principal amount equal to the aggregate principal amount of the Indenture Securities then outstanding and meeting certain other requirements set forth in the indenture.

This covenant is included in the indenture solely for the benefit of series of Indenture Securities that are designated as “Benefitted Securities” as contemplated by the indenture. The notes being offered hereby will be designated as Benefitted Securities.

Certain Definitions

“Capital Lease Obligations” means obligations under any of our lease agreements (including any lease intended as security) which, under generally accepted accounting principles as in effect at the time such lease is entered, are required to be capitalized on the balance sheet of the Company and which shall include the Existing Capital Lease Obligations.

In the officer’s certificate creating the series of notes offered hereby and in the notes offered hereby, we have reserved the right to amend the indenture to restate the definition of Capital Lease Obligations to have the meaning set forth below. Holders of the notes offered hereby, by their acceptance of notes, will have consented to this amendment.

“Capital Lease Obligations” means (i) obligations required to be recognized as lease liabilities on the Company’s consolidated balance sheet in respect of any lease agreement (including any lease intended as security) of the Company of a character that, under generally accepted accounting principles, is required to be classified as a finance lease (or similar classification), but not as an operating lease (or similar classification), and (ii) without duplication, the Existing Capital Lease Obligations however any related lease is so required to be classified.

“Debt” means:

(i)      our indebtedness for borrowed money evidenced by a bond, debenture, note or other written instrument or agreement by which we are obligated to repay such borrowed money;

(ii)     any guaranty by us of any such indebtedness of another Person; and

(iii)    Capital Lease Obligations.

“Debt” does not include, among other things, (x) our indebtedness under any installment sale or conditional sale agreement or any other agreement relating to indebtedness for the deferred purchase price of property or services, (y) our obligations under any lease agreements that are not Capital Lease Obligations, or (z) liabilities secured by any Lien on any property owned by us if and to the extent that we have not assumed or otherwise become liable for the payment thereof.

“Excepted Property” includes, among other things, cash, deposit accounts, securities accounts, securities entitlements, commodity accounts, securities; contracts, leases and other agreements of all kinds; contract rights, bills, notes and other instruments; revenues, accounts and accounts receivable and unbilled revenues, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; certain intellectual property rights and other general intangibles; vehicles, movable equipment and aircraft; all goods, stock in trade, wares, merchandise and inventory held for sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of any of our property; fuel; portable tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or that are otherwise not necessary for the operation or maintenance of electric, gas or water utility facilities; coal, ore, gas, oil and other minerals and timber; electric energy, gas (natural or artificial), steam, water and other products generated, produced, manufactured, purchased or otherwise acquired by us; real property, gas wells, pipe lines, and other facilities used primarily for the production or gathering of natural gas; all property that is the subject of a lease agreement designating us as lessee and our interest in such property and such lease agreement, except for the property that is subject to a lease agreement for which our obligations under such lease are Capital Lease Obligations; and all property that is not located in the State of Arizona or the State of New Mexico and is not used by us in the business of the generation, transmission and/or distribution of electric energy.

“Existing Capital Lease Obligations” means our obligations under the lease agreements which were capitalized on our consolidated balance sheet as of September 30, 2011.

“Lien” means any mortgage, deed of trust, pledge, security interest, conditional sale or other title retention agreement or any lease in the nature thereof.

“Permitted Secured Debt” means, as of any particular time, any of the following:

(i)        Secured Debt that matures less than one year from the date of the issuance or incurrence thereof and is not extendible at the option of the issuer; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt;

(ii)       Secured Debt secured by Purchase Money Liens or any other Liens existing or placed upon property at the time of, or within one hundred eighty (180) days after, the acquisition thereof by us, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Purchase Money Lien or other Lien shall extend to or cover any of our property other than (A) the property so acquired and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for such property or any part or parts thereof and (B) with respect to Purchase Money Liens, other property subsequently acquired by us;

(iii)      Secured Debt originally issued by an entity with or into which we merge or consolidate that is secured by a Lien existing at the time of such merger or consolidation, and any refundings, refinancings and/or replacements of any such Secured Debt; provided, however, that no such Lien shall extend to or cover any of our property (as constituted immediately prior to such merger or consolidation) other than the property subject to such Liens immediately prior to such merger or consolidation and improvements, extensions and additions to such property and renewals, replacements and substitutions of or for such property or any part or parts thereof;

(iv)      the Existing Capital Lease Obligations;

(v)       Secured Debt relating to governmental obligations, the interest on which is not included in gross income for purposes of federal income taxation, issued for the purpose of financing or refinancing, in whole or in part, costs of acquisition or construction of property to be used by us, to the extent that the Lien that secures such Secured Debt is required either by applicable law or by the issuer of such governmental obligations or is otherwise necessary in order to establish or maintain such exclusion from gross income; and any refundings, refinancings and/or replacements of any such Secured Debt by or with similar Secured Debt;

(vi)      Secured Debt (A) that is related to the construction or acquisition of property not previously owned by us or (B) that is related to the financing of a project involving the development or expansion of our property and (C) in either case, the obligee in respect of which has no recourse to us or any of our property other than the property constructed or acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (or the proceeds of such property or such project); and any refundings, refinancings and/or replacements of any such Secured Debt by or with Secured Debt described in clause (C) above;

(vii)     Secured Debt permitted under clause (b) of the first paragraph under this heading “Limitation on Secured Debt;” and

(viii)    in addition to the Permitted Secured Debt described in clauses (i) through (vii) above, Secured Debt not otherwise permitted constituting “Permitted Secured Debt” in an aggregate principal amount not exceeding the greater of (a) 10% of our Tangible Assets and (b) 10% of Total Capitalization, each as shown on our consolidated balance sheet dated as of the end of our latest fiscal quarter prior to the date of the creation, issuance, incurrence or assumption of such Secured Debt. Based upon our consolidated balance sheet as of June 30, 2018, approximately $323 million aggregate principal amount of additional Secured Debt, in excess of our Existing Capital Lease Obligations, would be permitted by the provisions described in this clause.

“Person” means any individual, corporation (as defined in the indenture), partnership, limited liability partnership, joint venture, trust or unincorporated organization or any governmental authority.

“Purchase Money Lien” means, with respect to any property being acquired by us, a Lien on such property that:

(i)    is taken or retained by the transferor of such property to secure all or part of the purchase price thereof;

(ii)    is granted to one or more Persons other than the transferor which, by making advances or incurring an obligation, give value to enable the grantor of such Lien to acquire rights in or the use of such property;

(iii)    is held by a trustee or agent for the benefit of one or more Persons described in clause (i) or (ii) above, provided that such Lien may be held, in addition, for the benefit of one or more other Persons which shall have theretofore given, or may thereafter give, value to or for the benefit or account of the grantor of such Lien for one or more other purposes; or

(iv)    otherwise constitutes a purchase money mortgage or a purchase money security interest under applicable law;

and, without limiting the generality of the foregoing, for purposes of the indenture, the term Purchase Money Lien will be deemed to include any Lien described above whether or not such Lien (A) shall permit the issuance or other incurrence of additional indebtedness secured by such Lien on such property, (B) shall permit the subjection to such Lien of additional property and the issuance or other incurrence of additional indebtedness on the basis thereof and/or (C) shall have been granted prior to the acquisition of such property, shall attach to or otherwise cover property other than the property being acquired and/or shall secure obligations issued prior and/or subsequent to the issuance of the obligations delivered in connection with such acquisition.

“Release Date” means the date, if any, following the election by us of either of the alternatives described in clause (a) or (b) of the first paragraph under this heading “Limitation on Secured Debt” on which either no Benefitted Securities shall remain outstanding or no Secured Debt is then outstanding (other than the Indenture Securities) that, following the Release Date, will benefit from the Lien then securing the Indenture Securities or bonds, notes or other evidences of indebtedness described in such clause (b) held by the Trustee.

“San Carlos” means San Carlos Resources, Inc. At the date of this prospectus, San Carlos is our direct, wholly-owned subsidiary that holds title to Unit 2 of the Springerville Generating Station. For purposes of the limitation on Secured Debt described under this heading, as long as San Carlos remains, directly or indirectly, our majority-owned subsidiary, the provisions of the limitations on Secured Debt described under this heading will apply to Debt of San Carlos and Liens on the property of San Carlos, and the capital stock of San Carlos held by us will not be deemed to be Excepted Property.

“Secured Debt” means Debt created, issued, incurred or assumed by us that is secured by a Lien upon any of our property (other than Excepted Property), real, personal or mixed, of whatever kind or nature and wherever located, whether owned at the date of the initial authentication and delivery of the Indenture Securities or thereafter acquired. For the purpose of the limitation on Secured Debt covenant described under this heading, any of our Capitalized Lease Obligations will be deemed to be Debt secured by the Lien on our property.

“Tangible Assets” means (i) total assets of us and our consolidated subsidiaries minus (ii) the aggregate amount of all intangible assets (other than intangible assets the cost of which is expected by us to be recovered through revenues from the sale of electrical capacity and/or energy or the provision of related services), in each case as shown on our consolidated balance sheet, all as determined in accordance with generally accepted accounting principles as applied to entities conducting the same businesses as us.

“Total Capitalization” means the total of all the following items appearing on, or included in, our consolidated balance sheet: (i) liabilities for indebtedness maturing more than 12 months from the date of determination, and (ii) common stock, common stock expense, accumulated other comprehensive income or loss, preferred stock, preference stock, premium on common stock and retained earnings (however the foregoing may be designated), less, to the extent not otherwise deducted, the cost of our shares held in our treasury, if any, all as determined in accordance with generally accepted accounting principles as applied to entities conducting the same businesses as us.

Satisfaction and Discharge

Subject to certain conditions (including conditions set forth in the officer’s certificate establishing the notes), we will be discharged from our obligations in respect of the notes if we irrevocably deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of such notes.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any corporation (as defined in the indenture), unless:

•

the surviving or successor entity or an entity that acquires by conveyance or transfer or that leases our properties and assets substantially as an entirety is a corporation organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all Indenture Securities, including the notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we have delivered to the Trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

For purposes of the indenture, the conveyance, other transfer, or lease by us of all of our facilities (a) for the generation of electric energy, (b) for the transmission of electric energy or (c) for the distribution of electric energy, in each case considered alone, or all of our facilities described in clauses (a) and (b), considered together, or all of our facilities described in clauses (b) and (c), considered together, shall in no event be deemed to constitute a conveyance or other transfer of all of our properties, as or substantially as an entirety, unless, immediately following such conveyance, transfer or lease, we shall own no unleased properties in the other such categories of property not so conveyed or otherwise transferred or leased.

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding Indenture Securities. The terms of the indenture do not restrict us in, among other situations, a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of Indenture Securities, including the notes, means any of the following:

•	failure to pay interest on any Indenture Security for 30 days after it is due and payable;

•	failure to pay the principal of or any premium on any Indenture Security when due and payable;

•

failure to perform any other covenant in the indenture, other than a covenant that does not relate to that series of Indenture Securities, that continues for 90 days after we receive written notice from the Trustee, or we and the Trustee receive a written notice from the holders of 33% in aggregate principal amount of the Indenture Securities of that series; or

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture.

In the case of the third event of default listed above, the Trustee may extend the grace period. In addition, if registered owners of a particular series have given a notice of default, then registered owners of at least the same percentage of Indenture Securities of that series, together with the Trustee, may also extend the grace period. The grace period will be automatically extended if we have initiated and are diligently pursuing corrective action and we have given a written notice of such corrective action to the Trustee within such period.

The Trustee shall give notice of any default with respect to any Indenture Securities of any series to holders of Indenture Securities of such series in a manner and to the extent required by the Trust Indenture Act of 1939. However, except in the case of a default in the payment of principal, premium or interest on any Indenture Security or in the payment of any sinking fund deposit with respect to any Indenture Security, the Trustee may withhold such notice if it is determined in good faith that the withholding of such notice would be in the interests of the holders of Indenture Securities of such series.

Remedies

Acceleration of Maturity

If an event of default applicable to the Indenture Securities of any series but not applicable to other series of outstanding Indenture Securities occurs and continues, either the Trustee or the holders of a majority in aggregate principal amount of the Indenture Securities of such series may then declare the principal amount of all Indenture Securities of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some Indenture Securities may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These Indenture Securities are defined as “Discount Securities” in the indenture.

If an event of default applicable to outstanding Indenture Securities of more than one series exists, either the Trustee or the holders of a majority in aggregate principal amount of all Indenture Securities then outstanding of all such series, considered as one class, and not the holders of the Indenture Securities of any one of such series, may declare the principal of all Indenture Securities of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to Indenture Securities of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such Indenture Securities and interest accrued thereon shall become due and payable immediately.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the Indenture Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

(i)	all overdue interest on all Indenture Securities of the series;

(ii)	the principal of and premium, if any, on any Indenture Securities of the series, which have otherwise become due and interest thereon that is currently due;

(iii)	interest on overdue interest, to the extent payment is lawful; and

(iv)	all amounts due to the Trustee under the indenture; and

•

any other event of default under the indenture with respect to the Indenture Securities of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right.

Control by Holders

Subject to the indenture, if an Event of Default with respect to the Indenture Securities of any one series occurs and is continuing, the holders of a majority in principal amount of the outstanding Indenture Securities of that series will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Indenture Securities of such series.

If an Event of Default is continuing with respect to more than one series of Indenture Securities, the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all such series, considered as one class, will have the right to make such direction, and not the holders of the Indenture Securities of any one of such series.

The rights of holders to make direction are subject to the following limitations:

•	the holders’ directions may not conflict with any law or the indenture; and

•

the Trustee shall be entitled to receive from such holders security or indemnity satisfactory to it against such costs, expenses, and liabilities which might be incurred by it in compliance with any such direction.

Limitation on Right to Institute Proceedings

No holder of Indenture Securities of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the Trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the Trustee, and have offered indemnity to the Trustee, such indemnity satisfactory to the Trustee, to institute proceedings;

•	the Trustee has failed to institute any proceeding for 60 days after receipt of such notice, request and offer of indemnity; and

•

no direction inconsistent with such written request shall have been given to the Trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding Indenture Securities of all series in respect of which an event of default shall have occurred and be continuing, considered as one class.

No one or more of such holders shall have any right in any manner to affect or prejudice the rights of other such holders or obtain priority over other such holders.

However, these limitations do not apply to a suit by a holder of an Indenture Security for payment of the principal, premium, if any, or interest on the Indenture Security on or after the applicable due date.

The Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the Trustee indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction.

Waiver of Default or Compliance

The holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding Indenture Securities of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding Indenture Security of the series affected.

Modification and Waiver

Amendments Without Consent of Holders

Without the consent of any holder of Indenture Securities issued under the indenture, including holders of the notes, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the Indenture Securities;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of Indenture Securities or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of Indenture Securities;

•

to change or eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of Indenture Securities of any series in any material respect, the change, elimination or addition will become effective only:

(i)	when the consent of the holders of Indenture Securities of such series has been obtained in accordance with the indenture; or

(ii)	when no Indenture Securities of the affected series remain outstanding under the indenture;

•

to provide collateral security for all but not part of the Indenture Securities, which may include supplemental indentures entered into to effect the collateral provisions described in clauses (a) and (b) of the first paragraph under the heading “Limitation on Secured Debt” above;

•	to establish the form or terms of Indenture Securities of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer securities and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Indenture Securities of all or any series;

•

to change any place where principal, premium, if any, and interest shall be payable, Indenture Securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of Indenture Securities of any series in any material respect.

Amendments With Consent of Holders

The consent of the holders of a majority in aggregate principal amount of the Indenture Securities of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of Indenture Securities outstanding are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any Indenture Security, or reduce the principal amount of any Indenture Security or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Indenture Security, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding Indenture Securities of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the Indenture Securities of any series, without the consent of the holder of each outstanding Indenture Security affected thereby.

An officer’s certificate or supplemental indenture which changes the indenture solely for the benefit of one or more particular series of Indenture Securities, or modifies the rights of the holders of Indenture Securities of one or more series, will not affect the rights under the indenture of the holders of the Indenture Securities of any other series.

The indenture provides that Indenture Securities owned by us or any other obligor or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent.

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding Indenture Securities have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding Indenture Securities shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same Indenture Securities and the holder of every Indenture Security issued upon the registration of transfer of or in exchange of these Indenture Securities. A transferee will be bound by acts of the Trustee or us in reliance thereon, whether or not notation of that action is made upon the Indenture Security.

Evidence of Compliance

We have agreed under the indenture to provide to the Trustee, commencing May 1, 2012, an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture.

Duties of Trustee; Resignation or Removal of Trustee

The Trustee will have, and will be subject to, all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939.

The Trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of Indenture Securities then outstanding delivered to the Trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee.

So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the Trustee a resolution of our Board of Directors appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the Trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture.

Notices

Notices to holders of notes will be given by mail to the addresses of such holders as they may appear in the security register for notes.

Title

We, the Trustee, and any of our agents or agents of the Trustee, may treat the Person in whose name notes are registered as the absolute owner thereof, whether or not the notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Information about the Trustee

An affiliate of U.S. Bank National Association is the trustee under various indentures and ordinances relating to pollution control and industrial revenue development bonds issued by various government bodies, the net proceeds of which have been made available to us.

Book-Entry System; Delivery and Form

Book-Entry Registration

The notes will initially be represented by one or more global certificates, which will be issued in definitive, fully registered, book-entry form. The global certificates will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until book-entry interests are exchanged for certificated notes, the global notes held by DTC may not be transferred except as a whole by DTC to its nominee or by a nominee of DTC to DTC or another of its nominees or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global certificates through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global certificates on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

Payments on the notes represented by the global certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global certificate, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global certificates as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global certificates held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global certificate for all purposes under the Indenture and under the notes. Except as provided below, owners of beneficial interests in a global certificate will not be entitled to have notes represented by that global certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global certificate must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the Indenture or a global certificate.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus, which are based on information made available by these entities, solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of the Company, the underwriters or the Trustee takes any responsibility for these descriptions or the proper performance of these operations or procedures. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes. You are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

DTC

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, or direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, or indirect participants.

•	The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

•

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

•

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Beneficial owners of notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the indenture. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the Registrar and request that copies of notices be provided directly to them.

•

Redemption notices will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to notes unless authorized by a direct participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date (identified in a listing attached to the omnibus proxy).

•

Redemption proceeds, distributions, and dividend payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered to DTC.

Clearstream

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

Clearance and Settlement Procedures

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

We understand that DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will not issue certificated notes, except that we will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global certificate upon surrender by DTC of the global certificates if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by such global certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following discussion describes certain U.S. federal income tax consequences relating to the acquisition, ownership and disposition of the notes applicable to Non-U.S. Holders (as defined below) as of the date hereof. Except where noted, this discussion deals only with notes that are held as capital assets within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), (generally, assets held for investment) by Non-U.S. Holders that purchase the notes in the offering at their “issue price,” which will equal the first price at which a substantial amount of the notes is sold for money to holders (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The tax treatment of a Non-U.S. Holder may vary depending on the holder’s particular situation. This discussion does not address all of the tax consequences that may be relevant to Non-U.S. Holders that may be subject to special tax treatment, such as accrual method taxpayers subject to special tax accounting rules as a result of their use of financial statements. In addition, this discussion does not address any aspects of state, local or foreign tax laws. This discussion is based on the U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes:

•	a nonresident alien individual (but not a U.S. expatriate);

•	a foreign corporation other than a “controlled foreign corporation” or a “passive foreign investment company;”

•	an estate the income of which is not subject to U.S. federal income taxation regardless of its source; or

•

a trust if no court within the U.S. is able to exercise primary supervision over its administration or if no U.S. persons have the authority to control all substantial decisions of the trust, and that does not have a valid election in effect to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds notes, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Non-U.S. Holders that are partners of partnerships holding notes are encouraged to consult their tax advisors.

Prospective investors are encouraged to consult their own tax advisors as to the particular tax consequences to them of purchasing, owning and disposing of the notes, including the application and effect of U.S. federal, state, local and foreign tax laws.

United States Federal Withholding Tax

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” the 30% U.S. federal withholding tax that is generally imposed on interest from U.S. sources should not apply to interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on a note to a Non-U.S. Holder under the “portfolio interest exemption,” provided that:

•	the interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of TEP’s stock entitled to vote;

•	the Non-U.S. Holder is not a bank acquiring the notes as an extension of credit entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related directly or constructively to TEP through stock ownership; and

•

the Non-U.S. Holder provides to the withholding agent, in accordance with specified procedures, a statement to the effect that such Non-U.S. Holder is not a U.S. person (generally by providing a properly executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms).

Special certification and other rules apply to certain Non-U.S. Holders that are pass-through entities rather than individuals or corporations.

If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, interest paid (including any payments deemed to be payments of interest for U.S. federal income tax purposes, such as original issue discount) on the notes made to a Non-U.S. Holder will be subject to a 30% U.S. federal withholding tax, unless that Non-U.S. Holder provides the withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the U.S.

In general, the 30% U.S. federal withholding tax will not apply to any gain or income that you realize on the sale, exchange, or other disposition of the notes.

United States Federal Income Tax

If a Non-U.S. Holder is engaged in a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, the Non-U.S. Holder maintains a permanent establishment within the U.S.) and the interest is effectively connected with the conduct of that trade or business (and, if an applicable U.S. income tax treaty applies, is attributable to that permanent establishment), that Non-U.S. Holder will be subject to U.S. federal income tax on the interest on a net income basis in the same manner as if that Non-U.S. Holder were a U.S. person. In addition, if such Non-U.S. Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Subject to the discussion below under “Information Reporting and Backup Withholding” and “Foreign Accounts Tax Compliance Act,” any gain realized on the disposition of a note generally will not be subject to U.S. federal income tax unless:

•

that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S. (and, if an applicable U.S. income tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the U.S.); or

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Information Reporting and Backup Withholding

The amount of interest paid on the notes to Non-U.S. Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the notes may also be made available to the tax authorities in the country in which the Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.

A Non-U.S. Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the notes or to information reporting or backup withholding with respect to proceeds from the sale or other disposition of notes to or through a U.S. office of any broker, as long as the Non-U.S. Holder:

•

has furnished to the payor or broker a valid IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other applicable and/or successor forms, certifying, under penalties of perjury, the Non-U.S. Holder’s status as a non-U.S. person;

•	has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with applicable Treasury regulations; or

•	otherwise establishes an exemption.

The payment of the proceeds from a sale or other disposition of notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a sale or disposition of notes will be subject to information reporting, but generally not backup withholding, if it is to or through a foreign office of a U.S. broker or a non-U.S. broker with certain enumerated connections with the U.S. unless the documentation requirements described above are met or the Non-U.S. Holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Prospective investors are encouraged to consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.

Foreign Accounts Tax Compliance Act

Under sections 1471 through 1474 of the Code (commonly referred to as the Foreign Accounts Tax Compliance Act or “FATCA”) and under associated Treasury regulations and related administrative guidance, a U.S. federal withholding tax at a 30% rate applies to interest payments on the notes, and will apply to gross proceeds, including the return of principal, in respect of a sale or other disposition, including any redemption, of notes occurring after December 31, 2018, in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. Treasury to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification that it does not have any “substantial United States owners” (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. An applicable intergovernmental agreement regarding FATCA between the U.S. and a foreign jurisdiction may modify the rules discussed in this paragraph. If U.S. federal withholding tax under FATCA, or otherwise, is required on payments made to any holder of notes, such withheld amount will be paid to the IRS. That payment, if made, will be treated as a payment of cash to the holder of the notes with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in the notes.

The U.S. federal income tax discussion set forth above may not be applicable depending upon a holder’s particular situation. Prospective investors are encouraged to consult their tax advisors regarding the tax consequences to them of the purchase, ownership and disposition of notes, including the tax consequences under state, local, foreign and other tax laws.

UNDERWRITING (CONFLICTS OF INTEREST)

MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and U.S. Bancorp Investments, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, we have agreed to sell to each underwriter and each underwriter named below has agreed to purchase, severally and not jointly, the principal amount of notes set forth opposite each underwriter’s name:

Underwriters	Principal Amount
MUFG Securities Americas Inc.	$
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.

Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, either the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated, depending on the amount of notes to which the default relates.

The underwriters propose to offer the notes to the public initially at the public offering price on the cover page of this prospectus and may offer the notes to certain securities dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of     % of the principal amount of the notes on sales to certain other brokers and dealers. After the initial offering, the public offering price and other selling terms may change. The following table shows the underwriting discount we will pay to the underwriters in respect to this offering:

Per note		%
Total	$

The expenses of the offering, not including the underwriting discount, are estimated to be $815,000 and are payable by us.

The underwriters are offering the notes, subject to prior sale, when, as, and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to investors and to reject orders in whole or in part.

Under the underwriting agreement, we have agreed to indemnify the underwriters against certain liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering, creating a short position in the notes. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation or prediction is made of the magnitude or the direction of any effect that the transactions described above may have on the market price of the notes. The underwriters are not required to engage in these activities, and, if commenced, may end any of these activities at any time without notice.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short-covering transactions.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or to arrange for the notes to be quoted on any automated system. Although the underwriters have indicated that they intend to make a market in the notes in a manner permitted under applicable securities laws, the underwriters are not obligated to do so, and any such market making may be discontinued at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance as to the existence, development, maintenance, or liquidity of any trading market for the notes.

The underwriters or their respective affiliates have in the past provided, and may in the future provide, investment banking, commercial banking, financial advisory or other services to us and our affiliates for which they have received, or expect to receive, customary fees. In particular, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

The underwriters or their respective affiliates are lenders under our revolving credit facility which we intend to repay using a portion of the net proceeds of this offering. As a consequence, the underwriters or their respective affiliates are expected to receive more than 5% of the net proceeds of the offering, and accordingly are deemed to have a conflict of interest under FINRA Rule 5121 (Public Offerings of Securities with Conflicts of Interest). As a result, the underwriters will conduct the distribution of the notes in accordance with FINRA Rule 5121 and will not confirm sales to an account over which they exercise discretionary authority without first receiving specific written approval from the account holder.

Settlement

We expect to deliver the notes against payment for the notes on or about the date specified in the last paragraph of the cover page of this prospectus, which will be the fourth business day following the pricing of the notes (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Exchange

Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or on the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+4, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

Selling Restrictions

General

The notes are being offered for sale in the United States and in certain jurisdictions outside the United States, subject to applicable law.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

This prospectus is not a prospectus for the purposes of the Prospectus Directive (as defined below). This prospectus has been prepared on the basis that any offer of notes in any member state of the European Economic Area (“EEA”) that has implemented the Prospectus Directive (each, a “Relevant Member State”) will only be made to a legal entity that is a qualified investor as defined in the Prospectus Directive (“qualified investor”). Accordingly, any person making or intending to make an offer in that Relevant Member State of notes that are the subject of the offering contemplated in this prospectus may only do so with respect to qualified investors. Neither of TEP nor the underwriters have authorized, nor do they authorize, the making of any offer of notes other than to qualified investors. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Any distributor subject to MiFID II (as defined below) that is offering, selling or recommending the notes is responsible for undertaking its own target market assessment in respect of the notes and determining its own distribution channels for the purposes of the MiFID product governance rules under Commission Delegated Directive (EU) 2017/593 (“Delegated Directive”). Neither the issuer nor the underwriters make any representations or warranties as to a distributor’s compliance with the Delegated Directive.

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (“MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC, as amended (known as the Insurance Mediation Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Directive. Consequently, no key information document required by Regulation (EU) No 1286/2014 (the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

In the United Kingdom, this prospectus is only being distributed to and is only directed at persons (i) who fall within Article 19(5) (“investment professionals”) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 as amended (the “Financial Promotion Order”) or (ii) who fall within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) who are persons to whom this offering document may otherwise lawfully be communicated without the need for such document to be approved, made or directed by an “authorised person” (as defined by Section 31(2) of the Financial Services and Markets Act 2000 (the “FSMA”)) under Section 21 of the FSMA (all such persons together being referred to as “relevant persons”).

In the United Kingdom, any investment or investment activity to which this prospectus relates, including the notes, is available only to relevant persons and will be engaged in only with relevant persons. In the United Kingdom, this prospectus must not be acted on or relied on by persons who are not relevant persons.

Each underwriter has represented and agreed that:

•

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to TEP; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

EXPERTS

The consolidated financial statements of the Company as of December 31, 2017 and for the year then ended incorporated in this prospectus by reference from the Company’s 2017 Form 10-K/A have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of the Company as of December 31, 2016, and for each of the two years in the period then ended appearing in the Company’s 2017 Form 10-K/A, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Todd C. Hixon, our Vice President, General Counsel and Chief Compliance Officer, and by Morgan, Lewis & Bockius LLP, and for the underwriters by Pillsbury Winthrop Shaw Pittman LLP.

$

Tucson Electric Power Company

% Notes due

MUFG

Scotiabank

US Bancorp

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered. All amounts shown are estimates except for the SEC Registration Fee.

SEC Registration Fee	$37,350
Rating Agencies’ Fees	370,500
Trustee’s Fees	2,200
Printing Expenses	15,000
Accounting Fees and Expenses	152,500
Legal Fees and Expenses	220,000
Marketing Fees and Expenses	7,500
Miscellaneous	9,950

Total	$815,000

Item 14.	Indemnification of Directors and Officers.

Arizona corporate law generally authorizes, on a non-exclusive basis, indemnification of officers and directors who have acted or failed to act, in good faith, in a manner believed to be in or not opposed to the best interest of Tucson Electric Power Company (with certain limitations in the case of actions by or in the right of Tucson Electric Power Company) and mandates such indemnification in the case of an officer or director who is successful on the merits or otherwise in defense of claims by reason of the individual’s status as an officer or director.

Article SEVENTH of the Restated Articles of Incorporation of Tucson Electric Power Company, as amended, provides in pertinent part as follows:

SEVENTH:

(B) No director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a Director; provided, however, that nothing herein shall be deemed to eliminate or limit any liability which may not be so eliminated or limited under the laws of the State of Arizona, as in effect at the effective date of this paragraph (B) of Article SEVENTH or as thereafter amended. No amendment, modification or repeal of this paragraph (B) shall eliminate or limit the protection afforded by this paragraph (B) to a director with respect to any act or omission occurring before the effective date thereof.

(C) (1) The Corporation shall, to the maximum extent permitted by applicable law, as from time to time in effect, indemnify any person who was or is a party to or otherwise involved in (or threatened to be made a party to or otherwise involved in) any threatened, pending or completed action, suit or proceeding (hereinafter called an “Action”), whether civil, criminal, administrative or investigative (including without limitation any Action by or in the right of the Corporation to procure a judgment in its favor) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or any other entity or enterprise, against expenses, including attorneys’ fees, and against judgments, fines and amounts paid in settlement incurred by him in connection with such Action or any appeal therein.

1

(2) The Corporation shall pay any expenses incurred by a director or officer of the Corporation in defending any such Action in advance of the final disposition thereof upon receipt of any undertaking by or on behalf of such person to repay such advances to the extent of the amount to which such person shall ultimately be determined not to be entitled.

(3) The Corporation, by resolution of the Board of Directors, may extend the benefits of this paragraph (C) of Article SEVENTH to employees, agents and other representatives of the Corporation (each director, officer, employee, agent and other representative entitled to benefits under this paragraph (C) being hereinafter sometimes called an “Indemnified Person”).

(4) All rights to indemnification and to the advancement of expenses granted under or pursuant to this paragraph (C) shall be deemed to arise out of a contract between the Corporation and each person who is an Indemnified Person at any time while this paragraph (C) is in effect and may be evidenced by a separate contract between the Corporation and each Indemnified Person; and such rights shall be effective in respect of all Actions commenced after the effective date of this paragraph (C), whether arising from acts or omissions occurring before or after such date. No amendment, modification or repeal of this Article shall affect any rights or obligations theretofore existing.

(5) The Corporation may purchase and maintain insurance on behalf of, or insure or cause to be insured, any person who is an Indemnified Person against any liability asserted against him and incurred by him in any capacity in respect of which he is an Indemnified Person, or arising out of his status in such capacity, whether or not the Corporation would have the power to indemnify him against such liability under this Article. As used in this Section, “insurance” includes retrospectively rated and self-insured programs; provided, however, that no such program shall provide coverage for directors and officers which is prohibited by applicable law. The Corporation’s indemnity of any person who is an Indemnified Person shall be reduced by any amounts such person may collect with respect to such liability (a) under any policy of insurance purchased and maintained on his behalf by the Corporation or (b) from any other entity or enterprise served by such person.

(6) The rights to indemnification and to the advancement of expenses and all other benefits provided by, or granted pursuant to, this Article shall continue as to a person who has ceased to serve in the capacity in respect of which such person was an Indemnified Person and shall inure to the benefit of the heirs, executors and administrators of such person.

(7) The Board of Directors shall have the power and authority to make, alter, amend and repeal such procedural rules and regulations relating to indemnification and the advancement of expenses as it, in its discretion, may deem necessary or expedient in order to carry out the purposes of this Article, such rules and regulations, if any, to be set forth in the Bylaws of the Corporation or in a resolution of the Board of Directors.

Item 15.	Recent Sales of Unregistered Securities

None.

Item 16.	Exhibits and Financial Statement Schedules.

See the Exhibit Index immediately preceding the signature pages of this registration statement, which is incorporated by reference herein.

2

Item 17.	Undertakings.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3

EXHIBIT INDEX

Exhibit No.		Description of Exhibit

+	1	Form of Underwriting Agreement.

*	2(a)	Agreement and Plan of Merger, dated as of December 11, 2013, among FortisUS Inc., Color Acquisition Sub Inc., UNS Energy Corporation and solely for purposes of Section 5.5(a) and 8.15, Fortis Inc. (Form 8-K of UNS Energy Corporation, dated December 12, 2013, File No. 1-13739 - Exhibit 2.1).

*	2(a)(1)	First Amendment to the Agreement and Plan of Merger, dated as of August 14, 2014, by and among FortisUS Inc., Color Acquisition Sub Inc. and UNS Energy Corporation (Form 8-K, dated August 14, 2014, File No. 1-05924 - Exhibit 2.2).

*	3(a)	Restated Articles of Incorporation of TEP, filed with the ACC on August 11, 1994, as amended by Amendment to Article Fourth of our Restated Articles of Incorporation, filed with the ACC on May 17, 1996. (Form 10-K for the year ended December 31, 1996, File No. 1-05924 - Exhibit No 3(a)).

*	3(a)(1)	TEP Articles of Amendment filed with the ACC on September 3, 2009 (Form 10-K for the year ended December 31, 2010, File No. 1-05924 - Exhibit 3(a)).

*	3(b)	Bylaws of TEP, as amended as of August 12, 2015 (Form 10-Q for the quarter ended September 30, 2015, File No. 1-05924 - Exhibit 3).

*	3(c)	Amendment to Articles of Incorporation of UNS Energy Corporation, creating series of Limited Voting Junior Preferred Stock (Form 8-K dated August 12, 2015, File No. 1-05924 - Exhibit 3.2).

*	4(a)(1)	Indenture of Trust, dated as of October 1, 2009, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association authorizing Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company Navajo Project). (Form 8-K dated October 13, 2009, File No. 1-05924 - Exhibit 4(A)).

*	4(a)(2)	Loan Agreement, dated as of October 1, 2009, between The Industrial Development Authority of the County of Pima and TEP relating to Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company San Juan Project). (Form 8-K dated October 13, 2009, File No. 1-05924 - Exhibit 4(B)).

*	4(b)(1)	Indenture of Trust, dated as of October 1, 2009, between Coconino County, Arizona Pollution Control Corporation and U.S. Bank Trust National Association authorizing Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company Navajo Project). (Form 8-K dated October 13, 2009, File No. 1-05924 - Exhibit 4(C)).

*	4(b)(2)	Loan Agreement, dated as of October 1, 2009, between Coconino County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Revenue Bonds, 2009 Series A (Tucson Electric Power Company Navajo Project). (Form 8-K dated October 13, 2009, File No. 1-05924 - Exhibit 4(D)).

*	4(c)(1)	Indenture of Trust, dated as of October 1, 2010, between the Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project). (Form 8-K dated October 8, 2010, File No. 1-05924 Exhibit 4(a)).

*	4(c)(2)	Loan Agreement, dated as of October 1, 2010, between the Industrial Development Authority of the County of Pima and TEP, relating to Industrial Development Revenue Bonds, 2010 Series A (Tucson Electric Power Company Project). (Form 8-K dated October 8, 2010, File No. 1-05924 - Exhibit 4(b)).

*	4(d)(1)	Indenture of Trust, dated as of December 1, 2010, between the Coconino County, Arizona Pollution Control Corporation and U.S. Bank Trust National Association authorizing Pollution Control Bonds, 2010 Series A (Tucson Electric Power Company Navajo Project). (Form 8-K dated December 17, 2010, File No. 1-05924 - Exhibit 4(c)).

*	4(d)(2)	Loan Agreement, dated as of December 1, 2010, between the Coconino County, Arizona Pollution Control Corporation and TEP relating to Pollution Control Bonds, 2010 Series A (Tucson Electric Power Company Navajo Project). (Form 8-K dated December 17, 2010, File No. 1-05924 - Exhibit 4(d)).

*	4(e)(1)	Indenture of Trust, dated as of March 1, 2012, between The Industrial Development Authority of the County of Apache and U.S. Bank Trust National Association, authorizing Pollution Control Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project). (Form 8-K dated March 21, 2012, File No. 1-05924 - Exhibit 4(a)).

*	4(e)(2)	Loan Agreement, dated as of March 1, 2012, between The Industrial Development Authority of the County of Apache and TEP, relating to Pollution Control Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project). (Form 8-K dated March 21, 2012, File No. 1-05924 - Exhibit 4(b)).

*	4(f)(1)	Indenture of Trust, dated as of June 1, 2012, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project). (Form 8-K dated June 21, 2012, File No. 1-05924 - Exhibit 4(a)).

*	4(f)(2)	Loan Agreement, dated as of June 1, 2012, between The Industrial Development Authority of the County of Pima and TEP, relating to Industrial Development Revenue Bonds, 2012 Series A (Tucson Electric Power Company Project). (Form 8-K dated June 21, 2012, File No. 1-05924 - Exhibit 4(b)).

*	4(g)(1)	Indenture of Trust, dated as of March 1, 2013, between The Industrial Development Authority of the County of Pima and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Project). (Form 8-K dated March 14, 2013, File No. 1-05924 - Exhibit 4(a)).

*	4(g)(2)	Loan Agreement, dated as of March 1, 2013, between The Industrial Development Authority of the County of Pima and TEP, relating to Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Project). (Form 8-K dated March 14, 2013, File No. 1-05924 - Exhibit 4(b)).

*	4(h)(1)	Indenture of Trust, dated as of November 1, 2013, between The Industrial Development Authority of the County of Apache and U.S. Bank Trust National Association, authorizing Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project). (Form 8-K dated November 14, 2013, File No. 1-05924 - Exhibit 4(a)).

*	4(h)(2)	Loan Agreement, dated as of November 1, 2013, between The Industrial Development Authority of the County of Apache and Tucson Electric Power Company, relating to Industrial Development Revenue Bonds, 2013 Series A (Tucson Electric Power Company Springerville Project). (Form 8-K dated November 14, 2013, File No. 1-05924 - Exhibit 4(b)).

*	4(h)(3)	Lender Rate Mode Covenants Agreement, dated as of November 1, 2013, between Tucson Electric Power Company and STI Institutional & Government, Inc. (Form 8-K dated November 14, 2013, File No. 1-05924 - Exhibit 4(c)).

*	4(h)(4)	Amendment, dated May 26, 2015, between Tucson Electric Power Company, STI Institutional & Government, Inc., and Branch Banking and Trust Company, to Lender Rate Made Covenants Agreement, dated November 1, 2013 (Form 10-Q for the quarter ended June 30, 2015, File No. 1-05924 - Exhibit 4).

*	4(i)(1)	Indenture, dated November 1, 2011, between Tucson Electric Power Company and U.S. Bank National Association, as trustee, authorizing unsecured Notes (Form 8-K dated November 8, 2011, File 1-05924 - Exhibit 4.1).

*	4(i)(2)	Officers Certificate, dated November 8, 2011, authorizing 5.15% Notes due 2021. (Form 8-K dated November 8, 2011, File No. 1-05924 - Exhibit 4.2).

*	4(i)(3)	Officers Certificate, dated September 14, 2012, authorizing 3.85% Notes due 2023. (Form 8-K dated September 14, 2012, File No. 1-05924 - Exhibit 4.1).

*	4(i)(4)	Officer’s Certificate, dated March 10, 2014, authorizing 5.00% Senior Notes due 2044 (Form 8-K dated March 10, 2014, File No. 1-05924 - Exhibit 4.1).

*	4(i)(5)	Officer’s Certificate, dated February 27, 2015, authorizing 3.05% Senior Notes due 2025 (Form 8-K dated February 27, 2015, File No. 1-05924 - Exhibit 4(a)).

*	4(j)(1)	Reimbursement Agreement, dated as of December 14, 2010, among TEP, as Borrower, the financial institutions from time to time, parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank. (Form 8-K dated December 17, 2010, File No. 1-05924 - Exhibit 4(a)).

*	4(j)(2)	Amendment No. 1 to Reimbursement Agreement, dated as of February 11, 2014 among TEP, as Borrower, the financial institutions from time to time, parties thereto and JPMorgan Chase Bank, N.A., as Administrative Agent and as Issuing Bank (Form 10-K for the year ended December 31, 2013, File No. 1-05924 - Exhibit 4(t)(2)).

*	4(k)(1)	Credit Agreement, dated as of October 15, 2015, among Tucson Electric Power Company, MUFG Union Bank, N.A. as Administrative Agent, and a group of lenders (Form 8-K dated October 15, 2015, File No. 1-05924 - Exhibit 4.1).

+	5(a)	Opinion of Todd C. Hixon, Esq., regarding the validity of the securities.

+	5(b)	Opinion of Morgan, Lewis & Bockius LLP, regarding the validity of the securities.

	12	Computation of Ratio of Earnings to Fixed Charges.

	23.1	Consent of Deloitte and Touche LLP, independent registered public accounting firm.

	23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

+	23.3	Consent of Todd C. Hixon, Esq. (included in the opinion filed as Exhibit 5(a)).

+	23.4	Consent of Morgan, Lewis & Bockius LLP (included in the opinion filed as Exhibit 5(b)).

	24	Power of Attorney of certain officers and directors of Tucson Electric Power Company signing the registration statement (included on the signature page hereof).

	25	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939, as amended, of U.S. Bank National Association, as Trustee under the indenture.

+	To be filed by amendment.
*	Previously filed.

POWER OF ATTORNEY

Each director and/or officer of the registrant whose signature appears below hereby appoints David G. Hutchens, Frank P. Marino, and Todd C. Hixon, and each of them severally, as his/her attorney-in-fact to sign in his/her name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission, any and all amendments, including post-effective amendments, to this registration statement, and the registrant hereby also appoints each such agent for service as its attorney-in-fact with like authority to sign and file any such amendment in its name and behalf.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Tucson, State of Arizona, on September 14, 2018.

TUCSON ELECTRIC POWER COMPANY

By:	/s/ Frank P. Marino
Frank P. Marino
Vice President, Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David G. Hutchens David G. Hutchens	President, Chief Executive Officer and Director (Principal Executive Officer)	September 14, 2018

/s/ Frank P. Marino Frank P. Marino	Vice President, Chief Financial Officer, and Director (Principal Financial Officer and Principal Accounting Officer)	September 14, 2018

/s/ Todd C. Hixon Todd C. Hixon	Director	September 14, 2018